SECOND QUARTER UPDATE	August 2010
The second quarter of 2010 was very productive for PDL as we continued to identify and execute on opportunities to improve returns for our stockholders.  We achieved an increase in royalty revenue year-over-year, reduced dilution and strengthened our capital structure.  In addition, we realized a gain on our foreign currency hedging contracts and continued to evaluate new asset purchase opportunities to build stockholder value today and into the future.

Increased Royalty Revenue
Total revenue for the second quarter of 2010 was $120.3 million as compared with $125.9 million for the second quarter of 2009.  Included in the second quarter 2009 revenue was the second of two $12.5 million settlement payments from Alexion.   Excluding this payment, second quarter 2010 revenue grew by six percent.

Revenue growth was driven largely by increased first quarter 2010 sales by our licensees of Avastin®, Herceptin®, Lucentis®, and Tysabri® as well as an increased quantity of Herceptin and Avastin manufactured and sold outside of the United States.  We receive a flat three percent royalty on Genentech/Roche products made and sold outside of the U.S., compared to a tiered royalty rate for U.S.-manufactured Genentech/Roche products and sold anywhere in the world.

Correspondence from Genentech
On August 11, 2010, we received a letter from Genentech asserting that Avastin, Herceptin, Lucentis and Xolair® (the Genentech products) do not infringe supplementary protection certificates (SPCs) granted by various countries in Europe to PDL. SPCs extend the duration of patent life and are intended to compensate for some of the patent term lost while seeking government approval to market a drug.  SPCs are issued on a product-by- product basis and a country-by-country basis.  Our SPCs covering the Genentech products effectively extend our European patent protection generally until December 2014 (July 2014 for Herceptin). The letter does not raise issues with respect to whether the Genentech products infringe our U.S. patents to the extent that such Genentech products are made, used or sold in the U.S., including Genentech products that are made in the U.S. and sold elsewhere. As a result, PDL anticipates that Genentech will continue to make royalty payments on such activities.

It is important to note that under the 2003 settlement agreement between PDL and Genentech, Genentech cannot challenge the validity of PDL’s patents.  The settlement agreement requires Genentech to establish non-infringement of their products under our patents at a considerably higher standard than that typically applied by the courts.

We believe that the terms of the SPCs specifically cover the Genentech products and we intend to vigorously assert our SPC-based patent rights.  We plan to reply to Genentech shortly.  Royalties on sales of the Genentech products that are made and sold outside the United States accounted for approximately 30 percent of PDL's revenue in the first half of 2010.

Product Regulatory Updates
T-DM1:  In July 2010, Genentech/Roche submitted an application for approval known as a Biologics License Application (BLA) to the U.S. Food and Drug Administration (FDA) for T-DM1, a Herceptin conjugate, for the treatment of people with an aggressive form of breast cancer known as HER2-positive breast cancer.  The focus of the request for approval for this exciting therapy is patients who have previously received multiple medicines and chemotherapies and whose breast cancer is no longer responding to such treatments.  According to Genentech/Roche, T-DM1 could receive regulatory approval as early as 2011 with peak annual sales of 2 to 5 billion Swiss francs (approximately US $1.9 to US $4.7 billion).

Lucentis (ranibizumab): On June 22, 2010, Genentech/Roche announced the approval of Lucentis for an additional indication, the treatment of patients with macular edema (swelling in the retina) following retinal vein occlusion.  The FDA approved the new indication after a six-month priority review.  It is estimated that more than one million patients worldwide are affected by this condition.

Genentech/Novartis and the National Eye Institute (NEI) of the U.S. National Institutes of Health each reported positive data from two, large clinical trials investigating the use of Lucentis as a treatment in patients with a different kind of macular edema caused by diabetes.  While the design of the two trials differed, both the Genentech/Novartis trial and the government sponsored NEI trial showed that the addition of Lucentis to the course of treatment resulted in improved vision for patients when measured at twelve months.  In the Genentech/Novartis trial, patients treated with Lucentis gained approximately six letters in vision compared to less than one letter for those treated only with laser therapy.

Mylotarg® (gemtuzumab ozogamicin): On June 21, 2010, Pfizer voluntarily withdrew Mylotarg from the market at the recommendation of the FDA due to safety concerns and a failure to show efficacy.  As it relates to PDL, Mylotarg represents a small percentage of PDL’s revenue, with royalties of $303,000 for the second quarter.  Given this, we do not believe this development will have a substantial negative effect on our annual revenue for 2010 and beyond.

Avastin (bevacizumab):   Genentech/Roche’s drug Avastin is approved for treatment of multiple cancers including advanced colorectal, lung, kidney and glioblastoma.  It is also approved under a special procedure known as accelerated approval for first line (or first time) treatment of HER2-negative breast cancer.   Avastin received this accelerated approval based on promising preliminary clinical trial results and a commitment to conduct further studies.   Based on additional Avastin breast cancer studies that failed to show a meaningful survival benefit, an FDA advisory committee of experts recently recommended that the accelerated approval for first line treatment for HER2-negative breast cancer be removed from the U.S. label for Avastin.  If the FDA accepts the recommendation, we would no longer receive royalties for this indication. Based on our internal model, we estimate that in 2009 this indication represented less than 5% of total global Avastin sales.  It is important to note that this recommendation does not impact other approved uses of Avastin on which we would continue to receive royalties.  Also, in late July, Genentech/Roche announced that they had filed for approval of Avastin for second line (patients who were treated previously with another drug and are no longer responding to that drug) treatment of HER2-negative breast cancer.

Positive Clinical Data for PDL Licensed Products:   During the American Society of Clinical Oncology (ASCO) Annual Meeting in June, Genentech/Roche presented positive data from a Phase 3 clinical trial of Avastin for use in previously untreated advanced ovarian cancer.  This would be a new and potentially very large indication for the drug.  In addition, positive clinical data for Avastin, Herceptin, and T-DM1 were also presented at ASCO.  Finally, recent positive data presented on licensed compounds for Alzheimer’s disease bapineuzumab and solanezumab look promising, with late-stage clinical results for both compounds anticipated in mid-2012.

Simplifying our Capital Structure
We have two convertible notes, one due in 2012 and one due in 2023.  At the beginning of the year, the combined balance outstanding on the convertible notes was $428 million.  The conversion price, or the price at which the holders may convert the notes into shares of our common stock, is $7.79 and $5.64, respectively.  When we pay dividends we are required to adjust the conversion price of these notes down by an amount nearly equal to the dividend paid.

In order to simplify our capital structure and to reduce fully diluted shares outstanding as well as the future additional dilution that occurs when we pay dividends to our stockholders, in the second quarter we repurchased at market prices an aggregate $84.2 million face value of our convertible notes due in 2023 and, in early August, we retired an additional $61.6 million of these notes by exchanging them for 11.1 million shares of our common stock.  In addition, we notified the trustee that we intend to redeem the remaining balance of $54.3 million of the notes due in 2023 on September 15, 2010. The September 2010 redemption will be for cash or stock at the note holders’ option.  As of September 15, 2010, we will have eliminated the notes due in 2023, reduced our total debt by over $250 million since the beginning of 2010 and decreased the number of diluted shares outstanding by 14.9 million shares.

Eurodollar Hedging Contracts
Many of the licensees who pay PDL royalties sell their products outside the United States.  Thus, the currency exchange rate between the U.S. dollar and the local currencies can affect the size of our royalties.  For example, if the Euro strengthens in comparison to the U.S. dollar, then the amount of royalties due to PDL are increased when the payment is converted into U.S. dollars.  Conversely, if the Euro weakens in comparison to the U.S. dollar, then the amount of our royalties are decreased when the payment is converted into U.S. dollars.  To protect PDL and its stockholders against some of the volatility in the foreign currency markets, in January of this year we put in place quarterly Euro hedging contracts for royalties to be received through the first quarter of 2012.  In May, we added an additional four quarters of hedging contracts for royalties to be received through the first quarter of 2013.  Because the Euro has weakened compared to the U.S. dollar, these hedges have benefitted PDL.  During the second quarter, this resulted in revenue to PDL of $1.5 million and, for the contracts which matured June 30, 2010, the gain was $2.9 million which will be recognized as revenue in the third quarter of this year.

Diversification and New Licensees
In our efforts to acquire new assets and diversify our business beyond the Queen et al. patent estate (the Queen patents), we have evaluated more than a dozen opportunities to purchase new royalty assets over the last six months.  We are looking primarily at biological agents with strong patent protection.  Our primary focus is on commercial-stage products that are first- or second- in-class or the gold standard for their treatment group.  Also, we continue to seek new licensees who are in late stage development of humanized monoclonal antibodies for a variety of indications using the Queen et al. technology for which the products may be launched commercially before the expiration of the Queen patents.

Dividend Payment
We reaffirm our plans to pay a dividend of $0.50 per share on October 1, 2010 to all stockholders of record as of September 15, 2010.

In closing, we will continue to evaluate alternatives to increase return for our stockholders.  These alternatives include restructuring or buying back our convertible notes, buying back our common stock, selling the company, paying dividends and purchasing royalty generating assets.  We look forward to keeping you apprised of our progress.

Sincerely,

John P. McLaughlin
President and Chief Executive Officer
PDL BioPharma, Inc.

August 2010